Item 77I/77Q1(d) – TERMS OF NEW OR AMENDED SECURITIES:

COLUMBIA FUNDS SERIES TRUST II

On May 28, 2015, a Form Type 485(b), Accession No. 0001193125-15-203789, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered the new class of shares of the Funds listed below, effective June 1, 2015, and describes the characteristics of each new class of shares:

Fund	New Share Classes
Columbia Floating Rate Fund	Class Y
Columbia Large Core Quantitative Fund	Class Y
Columbia Large Growth Quantitative Fund	Class R4 and Class Y
Columbia Large Value Quantitative Fund	Class R4, Class R5 and Class Y